Exhibit 99

TI reports financial results for 3Q12

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Oct. 22, 2012) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced third-quarter revenue of $3.39 billion, net income of $784 million and earnings per share of 67 cents.  EPS includes 7 cents of charges associated with the company's acquisition of National Semiconductor and restructuring that were comprehended in TI's outlook provided in September.  EPS also includes a benefit of 22 cents for changes in taxes and a Japanese pension program that were not included in the company's outlook.

"TI revenue grew sequentially and operations were well executed even though the economy and semiconductor market remained weak and likely will get weaker in the fourth quarter," said Rich Templeton, TI's chairman, president and CEO.  "Our core businesses of Analog and Embedded Processing each grew revenue by 2 percent.  Our operations were disciplined, with expenses and inventory levels both down, and our core businesses grew profit faster than revenue."

Regarding TI's business model, which is focused on Analog and Embedded Processing, Templeton said, "These two core businesses now comprise 70 percent of our revenue.  The importance of this strategy shows in the strong cash that we generate even in weak markets and in our ability to return that cash to shareholders.  In the third quarter, our free cash flow exceeded $1 billion, and we returned more than 75 percent of it through dividends and share repurchases.  Our confidence in the long-term sustainability of our business model drove the dividend increase of 24 percent that we announced in the quarter."

3Q12 financial summary

Amounts are in millions of dollars, except per-share amounts.

	3Q12	3Q11	Change	2Q12	Change
Revenue	$3,390	$3,466	-2%	$3,335	2%
Operating profit	$840	$814	3%	$598	40%
Net income	$784	$601	30%	$446	76%
Earnings per share	$.67	$.51	31%	$.38	76%
Cash flow from operations	$1,201	$1,140	5%	$675	78%

Acquisition charges associated with TI's acquisition of National Semiconductor are $106 million in the third quarter and include amortization of intangibles, retention bonuses and other items.  Included in Restructuring charges/other is a net benefit of $144 million associated with the Japan pension program change.  Partially offsetting this benefit are expenses of $22 million associated with the previously announced planned closure or potential sale of several older factories.

Compared with a year ago, gross profit was about even as the effect of lower revenue and the costs associated with lower levels of factory utilization were offset by profit from higher business interruption insurance proceeds related to the March 2011 earthquake in Japan, as well as lower manufacturing costs.  Compared with the prior quarter, higher gross profit primarily reflects higher revenue, specifically business interruption insurance proceeds.  Business interruption insurance proceeds in the quarter were $60 million.

Operating profit increased from a year ago as the benefit from the Japan pension program change and lower acquisition charges more than offset higher operating expenses that resulted primarily from the inclusion of a full quarter of Silicon Valley Analog.  Compared with the second quarter, operating profit was higher primarily due to the Japan pension program change, as well as higher gross profit and lower operating expenses.

Results include a $90 million discrete tax benefit, which is primarily due to additional U.S. tax benefits for manufacturing related to the years 2007 through 2011, and a $67 million benefit from the cumulative effect of the company's lowering its estimated effective tax rate for 2012.  The lower tax rate estimate was primarily due to a revised estimate of the impact of non-U.S. effective tax rates.

3Q12 segment results
	3Q12	3Q11	Change	2Q12	Change
Analog:
Revenue	$1,843	$1,557	18%	$1,800	2%
Operating profit	$460	$414	11%	$437	5%
Embedded Processing:
Revenue	$520	$539	-4%	$509	2%
Operating profit	$63	$113	-44%	$51	24%
Wireless:
Revenue	$325	$580	-44%	$342	-5%
Operating profit (loss)	$(53)	$78	n/a	$(51)	-4%
Other:
Revenue	$702	$790	-11%	$684	3%
Operating profit*	$370	$209	77%	$161	130%

*  Includes Acquisition charges and Restructuring charges/other.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with the year-ago quarter, revenue increased due to the inclusion of a full quarter of Silicon Valley Analog revenue.  Revenue from Power Management and High Volume Analog & Logic increased while revenue from High Performance Analog declined.

•
Compared with the prior quarter, revenue increased primarily due to growth in High Volume Analog & Logic, as well as Power Management.  Revenue from Silicon Valley Analog and High Performance Analog declined.

•
Operating profit increased from the year-ago quarter as higher gross profit more than offset higher operating expenses.  Operating profit increased from the prior quarter primarily due to operating expense reductions, as well as higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago quarter, the decline in revenue was due to lower revenue from products sold into communications infrastructure applications.  Revenue from products sold into automotive applications and catalog products increased.

•
Compared with the prior quarter, the increase in revenue was due to catalog products.  Revenue from products sold into communications infrastructure applications declined, and revenue from products sold into automotive applications was even.

•	Operating profit decreased from a year ago primarily due to lower gross profit. Operating profit increased from the prior quarter primarily due to operating expense reductions.

Wireless:  (includes OMAPTM applications processors, connectivity products and baseband products)
•
Compared with both the year-ago and prior quarters, revenue declined primarily due to baseband products.  Revenue from connectivity products also declined while revenue from OMAP applications processors increased.

•	Operating profit from the year-ago quarter became an operating loss due to lower gross profit. The operating loss increased from the prior quarter due to lower revenue and the associated gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)
•
Compared with the year-ago quarter, revenue was down due to lower DLP revenue, the expiration of transitional supply agreements associated with previously acquired factories, and lower calculator revenue.  These more than offset higher revenue from the business interruption insurance proceeds.

•
Compared with the prior quarter, revenue was up primarily due to the business interruption insurance proceeds, and to a lesser extent higher royalties and increased calculator revenue.  Revenue from DLP products and custom ASIC products declined.

•
Operating profit increased from a year ago primarily due to the Japan pension program change, although lower acquisition charges and lower operating expenses also contributed.  Operating profit increased from the prior quarter primarily due to the pension program change, although business interruption insurance proceeds also contributed to a lesser extent.

3Q12 additional financial information

•	Orders were $3.24 billion, up 6 percent from the year-ago quarter and down 5 percent from the prior quarter.
•
Inventory was $1.85 billion at the end of the quarter, down $117 million from a year ago primarily due to the fair value write-up of inventory that was acquired from National Semiconductor.  Inventory was down $37 million from the prior quarter.

•
Capital expenditures were $149 million in the quarter compared with $193 million a year ago and $146 million in the prior quarter.  Capital expenditures in the quarter were primarily for semiconductor manufacturing equipment.

•
In August 2012, the company issued $1.5 billion of new long-term debt at an average coupon rate of 1.05%.  The company repaid $500 million of commercial paper borrowings in the quarter and has no remaining commercial paper obligations at the end of the quarter.

•	The company used $600 million in the quarter to repurchase 20.6 million shares of its common stock and paid dividends of $194 million.

Outlook

For the fourth quarter of 2012, TI expects:

•	Revenue: $2.83 – 3.07 billion
•	Earnings per share: $0.23 – 0.31

The fourth quarter's EPS will be negatively affected by about 6 cents from acquisition and restructuring charges.

TI will update its fourth-quarter outlook on December 10, 2012.

For the full year of 2012, TI expects approximately the following:

•	R&D expense: $1.9 billion
•	Capital expenditures: $0.5 billion, down from the prior expectation of $0.7 billion
•	Depreciation: $1.0 billion
•	Annual effective tax rate: 22%, down from the prior expectation of 26%

The tax rate estimate is based on current law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Sept. 30, 2012	Sept. 30, 2011	June 30, 2012

Revenue	$3,390	$3,466	$3,335
Cost of revenue	1,650	1,722	1,684
Gross profit	1,740	1,744	1,651
Research and development (R&D)	463	395	480
Selling, general and administrative (SG&A)	453	388	456
Restructuring charges/other	(122)	--	13
Acquisition charges	106	147	104
Operating profit	840	814	598
Other income (expense), net	24	(19)	(2)
Interest and debt expense	21	15	20
Income before income taxes	843	780	576
Provision for income taxes	59	179	130
Net income	$784	$601	$446

Earnings per common share:
Basic	$.68	$.52	$.38
Diluted	$.67	$.51	$.38

Average shares outstanding (millions):
Basic	1,130	1,144	1,140
Diluted	1,141	1,157	1,154

Cash dividends declared per share of common stock	$.17	$.13	$.17

Percentage of revenue:
Gross profit	51.3%	50.3%	49.5%
R&D	13.6%	11.4%	14.4%
SG&A	13.4%	11.2%	13.7%
Operating profit	24.8%	23.5%	17.9%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $14 million, $10 million and $8 million for the quarters ending Sept. 30, 2012, Sept. 30, 2011, and June 30, 2012, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2012	Sept. 30, 2011	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$1,210	$1,581	$1,192
Short-term investments	2,451	1,037	1,141
Accounts receivable, net of allowances of ($23), ($26) and ($22)	1,623	1,784	1,629
Raw materials	124	148	123
Work in process	988	1,185	1,040
Finished goods	736	632	722
Inventories	1,848	1,965	1,885
Deferred income taxes	1,043	1,042	1,155
Prepaid expenses and other current assets	409	303	351
Total current assets	8,584	7,712	7,353
Property, plant and equipment at cost	6,806	7,206	6,840
Less accumulated depreciation	(2,751)	(2,667)	(2,666)
Property, plant and equipment, net	4,055	4,539	4,174
Long-term investments	225	350	218
Goodwill	4,452	4,452	4,452
Acquisition-related intangibles, net	2,643	3,006	2,729
Deferred income taxes	199	400	288
Capitalized software licenses, net	166	199	182
Overfunded retirement plans	29	28	32
Other assets	161	70	93
Total assets	$20,514	$20,756	$19,521

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$--	$1,200	$500
Current portion of long-term debt	1,500	386	1,500
Accounts payable	501	627	555
Accrued compensation	552	532	454
Income taxes payable	106	55	101
Accrued expenses and other liabilities	766	863	711
Total current liabilities	3,425	3,663	3,821
Long-term debt	4,190	4,215	2,703
Underfunded retirement plans	350	611	700
Deferred income taxes	596	704	596
Deferred credits and other liabilities	550	537	543
Total liabilities	9,111	9,730	8,363
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Sept. 30, 2012 – 1,740,815,939; Sept. 30, 2011 – 1,740,552,451; June 30, 2012 – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,193	1,172	1,164
Retained earnings	27,179	26,175	26,592
Less treasury common stock at cost: Shares: Sept. 30, 2012 – 620,012,959; Sept. 30, 2011 – 597,902,577; June 30, 2012 – 603,058,077	(18,093)	(17,372)	(17,598)
Accumulated other comprehensive income (loss), net of taxes	(617)	(690)	(741)
Total stockholders’ equity	11,403	11,026	11,158
Total liabilities and stockholders’ equity	$20,514	$20,756	$19,521

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2012	Sept. 30, 2011	June 30, 2012
Cash flows from operating activities:
Net income	$784	$601	$446
Adjustments to net income:
Depreciation	241	213	241
Stock-based compensation	66	92	64
Amortization of acquisition-related intangibles	86	12	86
Gains on sales of assets	--	(5)	--
Deferred income taxes	119	6	21
Gain on transfer of Japan substitutional pension	(144)	--	--
Increase (decrease) from changes in:
Accounts receivable	18	22	(151)
Inventories	37	22	(32)
Prepaid expenses and other current assets	25	1	50
Accounts payable and accrued expenses	(9)	95	(77)
Accrued compensation	95	59	75
Income taxes payable	(141)	14	(103)
Other	24	8	55
Cash flows from operating activities	1,201	1,140	675

Cash flows from investing activities:
Additions to property, plant and equipment	(149)	(193)	(146)
Proceeds from asset sales and insurance recovery	--	14	--
Purchases of short-term investments	(1,484)	(775)	(415)
Proceeds from short-term investments	173	1,638	853
Purchases of long-term investments	--	(1)	--
Proceeds from long-term investments	20	11	29
Business acquisitions, net of cash acquired	--	(5,390)	--
Cash flows from investing activities	(1,440)	(4,696)	321

Cash flows from financing activities:
Proceeds from issuance of debt	1,492	1,200	--
Issuance costs for long-term debt	(7)	--	--
Repayment of debt and commercial paper borrowings	(500)	--	(575)
Dividends paid	(194)	(148)	(195)
Proceeds from common stock transactions	63	33	68
Excess tax benefit from share-based payments	3	1	5
Stock repurchases	(600)	(450)	(300)
Cash flows from financing activities	257	636	(997)
Net change in cash and cash equivalents	18	(2,920)	(1)
Cash and cash equivalents, beginning of period	1,192	4,501	1,193
Cash and cash equivalents, end of period	$1,210	$1,581	$1,192

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

Non-GAAP Measure – Free Cash Flow

The term "free cash flow" is a non-GAAP measure to provide investors additional insight into Cash flow from operations less capital expenditures.  The table below provides a reconciliation of the non-GAAP item.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Non-GAAP Reconciliation
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2012	June 30, 2012	Delta
Cash flows from operating activities	$1,201	$675
Less Additions to property, plant and equipment	(149)	(146)
Free cash flow	$1,052	$529	$523

#   #   #

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import.  Similarly, statements herein that describe TI's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI's ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI's ability to compete in products and prices in an intensely competitive industry;
•	TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI's ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI's obligation to make principal and interest payments on its debt;
•	TI's ability to successfully integrate National Semiconductor's operations, product lines and technologies, and to realize opportunities for growth and cost savings from the acquisition; and
•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-Q for the quarter ended March 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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